EXHIBIT (a)(5)(viii)
Media Release

Basel, July 26, 2007

Roche Extends Tender Offer for Ventana

Roche (SWX: ROG.VX; RO.S), a world-leading healthcare provider of pharmaceuticals and diagnostics, announced today that it has extended its offer to acquire all of the outstanding common shares of Ventana Medical Systems, Inc. (NASDAQ: VMSI) to 5:00 p.m., New York City time on Thursday, August 23, 2007.  The tender offer was previously scheduled to expire at 12:00 midnight, New York City time, on July 26, 2007.  All other terms and conditions of the tender offer remain unchanged.  As of the close of business on July 25, 2007, approximately 9,936 shares have been tendered pursuant to the offer.

On June 27, 2007, Roche commenced a tender offer to acquire all of the outstanding common shares of Ventana for $75.00 per share in cash.  This price represents a 44% premium to Ventana’s close of $51.95 on June 22, 2007 (the last trading day prior to the announcement of Roche’s offer) and a 55% premium to its three-month average as of the same date of $48.30.

Greenhill & Co. and Citi are acting as financial advisors to Roche and Davis Polk & Wardwell is acting as legal counsel.

About Roche
Headquartered in Basel, Switzerland, Roche is one of the world’s leading research-focused healthcare groups in the fields of pharmaceuticals and diagnostics. As the world’s biggest biotech company and an innovator of products and services for the early detection, prevention, diagnosis and treatment of diseases, the Group contributes on a broad range of fronts to improving people’s health and quality of life. Roche is the world leader in in-vitro diagnostics and drugs for cancer and transplantation, a market leader in virology and active in other major therapeutic areas such as autoimmune diseases, inflammation, metabolism and central nervous system. In 2006 sales by the Pharmaceuticals Division totaled CHF 33.3 billion, and the Diagnostics Division posted sales of CHF 8.7 billion. Roche

F. Hoffmann-La Roche Ltd.	CH-4070 Basel	Corporate Communications	Tel. +41 61 - 688 88 88 Fax +41 61 - 688 27 75 http://www.roche.com employs roughly 75,000 people worldwide and has R&D agreements and strategic alliances with numerous partners, including majority ownership interests in Genentech and Chugai.

Roche’s Diagnostics Division offers a uniquely broad product portfolio and supplies a wide array of innovative testing products and services to researchers, physicians, patients, hospitals and laboratories world-wide.

Roche commenced operations in the U.S. over 100 years ago and these operations include research and development centers that conduct leading-edge work in advancing disease detection and treatment. Our diagnostics and pharmaceuticals businesses in the U.S. employ more than 20,000 people and generate approximately $10 billion in sales (including Genentech), accounting for about 40% of the Roche Group's global annual revenues.

For further information, please visit www.roche.com.

All trademarks used or mentioned in this release are protected by law.

Further information
- All documents on the offer to Ventana’s shareholders: www.roche.com/info070625

Roche Group Media Office
Phone: +41 61 688 8888 / e-mail: basel.mediaoffice@roche.com
- Daniel Piller (Head of Roche Group Media Office)
- Baschi Dürr

Brunswick Group (for US media)
Phone: +1 212 333 3810
- Steve Lipin
- Nina Devlin

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
THIS DOCUMENT CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS. THESE FORWARD-LOOKING STATEMENTS MAY BE IDENTIFIED BY WORDS SUCH AS

‘BELIEVES’, ‘EXPECTS’, ‘ANTICIPATES’, ‘PROJECTS’, ‘INTENDS’, ‘SHOULD’, ‘SEEKS’, ‘ESTIMATES’, ‘FUTURE’ OR SIMILAR EXPRESSIONS OR BY DISCUSSION OF, AMONG OTHER THINGS, STRATEGY, GOALS, PLANS OR INTENTIONS. VARIOUS FACTORS MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY IN THE FUTURE FROM THOSE REFLECTED IN FORWARD-LOOKING STATEMENTS CONTAINED IN THIS DOCUMENT, AMONG OTHERS: (1) PRICING AND PRODUCT INITIATIVES OF COMPETITORS; (2) LEGISLATIVE AND REGULATORY DEVELOPMENTS AND ECONOMIC CONDITIONS; (3) DELAY OR INABILITY IN OBTAINING REGULATORY APPROVALS OR BRINGING PRODUCTS TO MARKET; (4) FLUCTUATIONS IN CURRENCY EXCHANGE RATES AND GENERAL FINANCIAL MARKET CONDITIONS; (5) UNCERTAINTIES IN THE DISCOVERY, DEVELOPMENT OR MARKETING OF NEW PRODUCTS OR NEW USES OF EXISTING PRODUCTS, INCLUDING WITHOUT LIMITATION NEGATIVE RESULTS OF CLINICAL TRIALS OR RESEARCH PROJECTS, UNEXPECTED SIDE-EFFECTS OF PIPELINE OR MARKETED PRODUCTS; (6) INCREASED GOVERNMENT PRICING PRESSURES; (7) INTERRUPTIONS IN PRODUCTION; (8) LOSS OF OR INABILITY TO OBTAIN ADEQUATE PROTECTION FOR INTELLECTUAL PROPERTY RIGHTS; (9) LITIGATION; (10) LOSS OF KEY EXECUTIVES OR OTHER EMPLOYEES; AND (11) ADVERSE PUBLICITY AND NEWS COVERAGE. THE STATEMENT REGARDING EARNINGS PER SHARE GROWTH IS NOT A PROFIT FORECAST AND SHOULD NOT BE INTERPRETED TO MEAN THAT ROCHE’S EARNINGS OR EARNINGS PER SHARE FOR ANY CURRENT OR FUTURE PERIOD WILL NECESSARILY MATCH OR EXCEED THE HISTORICAL PUBLISHED EARNINGS OR EARNINGS PER SHARE OF ROCHE.

ADDITIONAL INFORMATION AND WHERE TO FIND IT
THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO PURCHASE OR A SOLICITATION OF AN OFFER TO SELL VENTANA’S COMMON STOCK. THE TENDER OFFER IS BEING MADE PURSUANT TO A TENDER OFFER STATEMENT ON SCHEDULE TO (INCLUDING THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND OTHER RELATED TENDER OFFER MATERIALS) FILED BY ROCHE WITH THE SECURITIES AND EXCHANGE COMMISSION (SEC) ON JUNE 27, 2007. THESE MATERIALS, AS THEY MAY BE AMENDED FROM TIME TO TIME, CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER, THAT SHOULD BE READ CAREFULLY BEFORE ANY

DECISION IS MADE WITH RESPECT TO THE TENDER OFFER.  INVESTORS AND STOCKHOLDERS CAN OBTAIN A FREE COPY OF THESE MATERIALS AND OTHER DOCUMENTS FILED BY ROCHE WITH THE SEC AT THE WEBSITE MAINTAINED BY THE SEC AT WWW.SEC.GOV.  THE TENDER OFFER MATERIALS MAY ALSO BE OBTAINED FOR FREE BY CONTACTING THE INFORMATION AGENT FOR THE TENDER OFFER, MACKENZIE PARTNERS AT (212) 929-5500 OR (800) 322-2885 (TOLL-FREE).